Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Advances $10 Million to Capital Funding Group

MURFREESBORO, Tenn. - (November 29, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has funded an additional $10 million to Capital Funding Group, Inc. (CFG), headquartered in Baltimore, Maryland, for its healthcare loan investments. The total credit facility of $15 million has now been fully funded by NHI and matures in April, 2015.

The CFG family of companies represents comprehensive financing solutions for healthcare facilities, including bridge loans and HUD-insured mortgages, focusing on the long-term care, assisted living and hospital sectors. CFG is a leader in the HUD-insured mortgage industry, having provided nearly $2 billion in mortgages nationwide.

About National Health Investors
National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, senior living campuses, independent living facilities, medical office buildings and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhinvestors.com